Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the (i) Registration Statement (Form S-8/S-3 No. 333-81755) pertaining to the 1997 Stock Plan and 1998 Employee Stock Purchase Plan of Covad Communications Group, Inc., (ii) Registration Statement (Form S-8 No. 333-35632) pertaining to the 1997 Stock Option Plan of Laser Link.net, Inc., (iii) Registration Statement (Form S-8 No. 333-49984) pertaining to the 2000 Stock Incentive Plan of BlueStar Communications Group, Inc., (iv) Registration Statement (Form S-8 No. 333-106211) pertaining to the Covad Communications Group, Inc. 2003 Employee Stock Purchase Plan, (v) Registration Statement (Form S-8 No. 333-116061) pertaining to the 1997 Stock Plan of Covad Communications Group, Inc., (vi) Registration Statement (Form S-8 No. 333-116900) pertaining to the Infraswitch Corporation 2000 Employee and Consultant Equity Incentive Plan, (vii) Registration Statement (Form S-3 No. 333-116060) and related Prospectus of Covad Communications Group, Inc. for the registration of $125,000,000 of 3% Convertible Senior Debentures due 2024 (and the shares of common stock issuable upon conversion of such debentures) and (viii) Registration Statement (Form S-8 No. 333-127247) pertaining to 7,910,426 additional shares of common stock automatically reserved for issuance upon exercise of stock options granted under the 1997 Stock Plan of Covad Communications Group, Inc. of our report dated February 12, 2004 (except for (i) the fourth and fifteenth paragraphs of Note 13 and (ii) Note 14, as to which the dates are May 11, 2004 and May 27, 2004, respectively), with respect to the consolidated statements of operations, stockholders’ equity (deficit) and cash flows of Covad Communications Group, Inc. for the year ended December 31, 2003, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
San Francisco, California
February 24, 2006